EXHIBIT 23.1

Consent of Independent Accountants

Darling International Inc.
Irving, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-192004) of Darling International Inc. of our report dated 3 December 2013, relating to the consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities (together the “Company”), a component division of VION Holding N.V., which appears in the Form 8-K of Darling International Inc. dated 3 December 2013.
We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement dated 9 December 2013.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen

P.P.J.G. Saasen RA

Eindhoven, Netherlands

9 December 2013